Exhibit 99.1

NEWS RELEASE Contact: Robert M. Thornton, Jr. Chief Executive Officer (770) 933-7004

FOR IMMEDIATE RELEASE

SUNLINK HEALTH SYSTEMS ANNOUNCES $9.975 MILLION FINANCING FOR

IMPROVEMENTS AT TRACE REGIONAL HOSPITAL IN HOUSTON, MS, AND FOR

PARTIAL DEBT REFINANCING

Atlanta, GA (July 11, 2012) — SunLink Health Systems, Inc. (NYSE:MKT: SSY) today announced that it closed a $9,975,000 loan for its Trace Regional Hospital in Houston, MS. Approximately $1,475,000 of the loan proceeds will be used to make improvements to the hospital and its medical office building, as well as for working capital and costs. The remaining net proceeds of approximately $8,500,000 were used to repay a portion of the company’s senior debt. The loan was made by Stillwater National Bank and partially guaranteed under the U.S. Department of Agriculture, Rural Development Business & Industry Program. The loan is repayable monthly over 15 years at a floating Prime Rate plus 1.5%. The loan is collateralized by the hospital, nursing home and medical office building real estate and equipment. SunLink was assisted in this transaction by B & I Capital Associates, Inc. and Capital Solutions, LLC.

Robert M. Thornton Jr., chairman and chief executive officer of SunLink, commented, “In addition to lowering our borrowing costs and improving our cash flow, this financing allows us to invest in improvements at this hospital, which is a strong healthcare institution in the community. This financing is also another step toward our objective of establishing longer debt maturities, which allow us greater operating flexibility and better position us to drive long-term value for our shareholders.” Mr. Thornton continued, “This financing also underscores the confidence our financial partners have in our business model as we execute our strategy of investing in hospital subsidiaries which deliver quality, efficient medical care in each community they serve.”

SunLink Health Systems, Inc. is the parent company of subsidiaries that operate hospitals and related businesses in the Southeast and Midwest, and a specialty pharmacy company in Louisiana. Each hospital is the only hospital in its community and is operated locally with a strategy of linking patients’ needs with dedicated physicians and healthcare professionals to deliver quality efficient medical care. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2011 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.